UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 11, 2007

ATS Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-51552	11-3747850
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation)		Identification No.)

7915 Jones Branch Drive, McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (703) 506-0088

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 11, 2007, the Board of Directors of ATS Corporation (the “Company”) appointed Ginger Lew and George Troendle as new directors to the Board, filling two newly created directorship vacancies that resulted from the Board’s increase in its membership from five to seven.  Ms. Lew joins the Company’s board as an independent director, and will serve as a member of the Audit Committee.  Mr. Troendle joins the Company’s board as an independent director, and will serve as a member of the Compensation Committee.  Both will serve until the next election of directors at the Company’s 2009 annual meeting of shareholders.

Ms. Lew currently heads a private consulting firm based in Washington, D.C. that provides investment and management services.  She also serves as member and former Co-Chair of the NASDAQ Hearing Listing and Review Council, an independent advisory board to NASDAQ.

Mr. Troendle was the founder, Chief Executive Officer and a Director of Resource Consultants Inc. (“RCI”), a broadly diversified technology company specializing in support of government agencies, particularly defense and homeland security.  In 2005, RCI became part of Serco North America and Mr. Troendle became President of Serco North America until stepping down in 2006.

There is no arrangement or understanding between either Ms. Lew or Mr. Troendle and any other person pursuant to which either was appointed as a director of the Company.  In connection with their service, Ms. Lew and Mr. Troendle will receive the Company’s standard director compensation package.  Neither Ms. Lew nor Mr. Troendle has any other material arrangements or transactions with related persons required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company issued a press release on June 12, 2007 announcing the appointments of Ms. Lew and Mr. Troendle to the Board.  A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01          Financial Statements and Exhibits

(d)   Exhibits

99.1         Press Release dated June 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   June 13, 2007

ATS CORPORATION

By:	/s/ Edward H. Bersoff
Dr. Edward H. Bersoff
Chairman, President and
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated June 12, 2007